EXHIBIT 12. STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS (LOSS) TO FIXED CHARGES

Eli Lilly and Company and Subsidiaries

(Dollars in millions)

	Years Ended December 31,
	2011	2010	2009	2008	2007
Consolidated pretax income (loss)	$5,349.5	$6,525.2	$5,357.8	($1,307.6)	$3,876.8
Interest[1]	211.7	211.5	291.5	276.5	322.5
Less interest capitalized during the period	(25.7)	(26.0)	(30.2)	(48.2)	(94.2)

Earnings (loss)	$5,535.5	$6,710.7	$5,619.1	($1,079.3)	$4,105.1

Fixed charges	$211.7	$211.5	$291.5	$276.5	$322.5

Ratio of earnings to fixed charges	26.1	31.7	19.3	N/M [2]	12.7

N/M – Not Meaningful

[1]

Interest is based upon interest expense reported as such in the consolidated income statement and does not include any interest related to unrecognized tax benefits, which is included in income tax expense.

[2]

For such ratio, earnings were $1.31 billion less than fixed charges. The loss for the year ended December 31, 2008 included special charges related to the EDPA settlement of $1.48 billion and acquired in-process research and development expense of $4.69 billion associated with the ImClone acquisition.